                                 RULE 424(B)(3)
                       TO REGISTRATION STATEMENT 333-98645

                              UNITED CAPITAL CORP.
                         SUPPLEMENT DATED MARCH 12, 2004
                                       TO
                        PROSPECTUS DATED AUGUST 23, 2002

     The following information amends the "Selling Shareholders" table contained in the Prospectus ("Prospectus") dated August 22, 2002 relating to the resale of shares of common  stock,  $.10 par value  ("Common  Stock"),  issuable  upon the exercise  of stock  options.  The shares of Common  Stock  underlying  the stock options  were  originally  registered  on Form S-8. All  capitalized  terms used herein which are not otherwise  defined have the meaning ascribed to them in the
Prospectus.  The "Selling  Shareholders"  table is being  amended to reflect the addition of Michael Weinbaum and Michael Lamoretti as Selling Shareholders.

                              SELLING SHAREHOLDERS

     This  Prospectus  relates to the offer and resale of Shares  issued or that may be issued to the Selling  Stockholders under the Incentive and Non-Qualified
Stock Option Plan and the 1988 Joint  Incentive and  Non-Qualified  Stock Option
Plan.

     The  following  table  relates to the  addition of two  additional  selling shareholders  (Michael  Lamoretti and Michael Weinbaum) to the table provided in the Prospectus  dated August 23, 2002 and sets forth (i) the number of shares of
Common Stock owned by such Selling  Stockholder at March 1, 2004 (ii) the number of Shares to be offered  for resale by such  Selling  Stockholder  and (iii) the number  and  percentage  of shares of  Common  Stock to be held by each  Selling
Stockholder after completion of the offering.

                                                                                          Number of shares of
                                                                                              Common Stock/
                                                                           Number of     Percentage of Class to
                                            Number of shares of          Shares to be          be Owned After
                      Name                 Common  Stock owned           Offered for         Completion of the
                                             at March 1, 2004                Resale              Offering
---------------------------------------   --------------------------  ------------------  ----------------------
Michael Lamoretti (1)..................          206,000 (2)               340,000                  0/0
Michael Weinbaum (1)...................          232,036 (3)               360,000                6,036/*

-----------------------------------------------------
*less than 1%

(1)  Messrs.  Lamoretti  and  Weinbaum  are both  Vice-President  of Real Estate
     Operations  of  the  Company  and  sons-in-law  of A.  F.  Petrocelli,  the
     Company's Chairman of the Board, Chief Executive Officer and President. The
     inclusion  of such  individuals  in  this  table  should  not be  deemed  a determination by the Company that such individuals are, in fact, affiliates of the Company.
(2)  Mr. Lamoretti owns presently exercisable options to purchase 206,000 shares of Common  Stock.  Does not  include  shares  held by the  children  of Mr.
     Lamoretti.
(3)  Mr.  Weinbaum owns directly 6,036 shares of Common Stock of the Company and presently  exercisable  options to purchase 226,000 shares of Common Stock.
     Does not include shares held by the children of Mr. Weinbaum.